EXHIBIT 99.1
PROLOGIS CLOSES $5.5 BILLION MERGER WITH CATELLUS
— Merger Enhances ProLogis’ Leading Market Position, Bringing Platform to
Over 368 Million Square Feet of Distribution Space Worldwide with Land Positions to Support
Approximately $7 Billion of Potential Development —
Denver, Colorado, September 15, 2005 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, today announced the closing of the merger under which a subsidiary of ProLogis has acquired Catellus Development Corporation (NYSE: CDX) for total consideration of approximately $5.5 billion, including assumed liabilities and transaction costs.
The combined company offers the world’s largest network of distribution facilities and services, with over 368 million square feet in 2,304 facilities owned, managed and under development in 76 markets in North America, Europe and Asia, as well as unparalleled land positions, supporting more than 133 million buildable square feet of development potential across its global markets.
Jeffrey H. Schwartz, ProLogis CEO, said, “We are pleased that both companies’ investors have so overwhelmingly approved the merger, recognizing the significant opportunities created by consolidating two of the leading providers of industrial property in North America. We expect to accelerate ProLogis’ future earnings growth as we integrate Catellus’ base of well-occupied properties in high-growth markets into our North American operating platform and incorporate its excellent land positions into our development and property fund businesses. The addition of Ted Antenucci, formerly president of Catellus Commercial Development, and the experienced development and local market professionals that have agreed to join us will further enhance our opportunities. We also want to express our appreciation for the support of the Catellus team members that are assisting through the merger transition.
“In addition, today we are further strengthening the ProLogis board with the addition of Nelson Rising and Christine Garvey. These two new members bring a wealth of investment and real estate-related experience, and we are pleased to have individuals with such extensive backgrounds join our board,” Mr. Schwartz concluded.
Nelson C. Rising, a veteran of over 33 years in the real estate industry, was most recently chairman and CEO of Catellus. Mr. Rising became CEO of Catellus in late 1994 and oversaw its successful evolution from a railroad land company to a diversified development company, and its conversion to a real estate investment trust in January 2004. Prior to joining Catellus, Mr. Rising was a senior partner of Maguire Thomas Partners, in charge of major projects in the Los Angeles area, including the Library Square development that resulted in the restoration of the city’s historic central library and included the 73-story Library Tower. Mr. Rising is the immediate past chairman of the Bay Area Council and former chairman of the board of the Federal Reserve Bank of San Francisco. He also is chairman emeritus of the Real Estate Roundtable, a public policy advocacy organization for the real estate industry. Mr. Rising practiced law at O’Melveny & Myers LLP prior to entering the real estate industry in 1972.
Christine N. Garvey was a member of Catellus’ board of directors from 1995 to September 2005. Ms. Garvey has served as a consultant to Deutsche Bank AG since May 2004. From May 2001 to May 2004, Ms. Garvey served as global head of corporate real estate services at Deutsche Bank AG London. Prior to this, Ms. Garvey served as group executive vice president at Banc of America. From December

1999 until April 2001, Ms. Garvey served as vice president, worldwide real estate and workplace resources at Cisco Systems, Inc. Ms. Garvey has been a member of the board of directors of Hilton Hotels Corporation since May 2005.
Banc of America Securities acted as financial advisor and Mayer, Brown, Rowe & Maw LLP acted as legal counsel to ProLogis. Morgan Stanley acted as financial advisor and O’Melveny & Myers LLP acted as legal counsel to Catellus.
About ProLogis (post merger)
ProLogis is a leading provider of distribution facilities and services with 368 million square feet (34.2 million square meters) in 2,304 distribution facilities owned, managed and under development in 76 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

Contact Information
For ProLogis:
Investor Relations	Media	Financial Media
Melissa Marsden	Rick Roth	Suzanne Dawson
303-576-2622	303-576-2641	Linden, Alschuler & Kaplan Inc.
mmarsden@prologis.com	rroth@prologis.com	212-329-1420
sdawson@lakpr.com
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities laws. Because these statements are based on current expectations, estimates and projections about the industry and markets in which ProLogis operates, management’s beliefs and assumptions made by management, they involve uncertainties that could significantly impact ProLogis’ financial results. Forward-looking statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict. Actual operating results may be affected by changes in general economic conditions; increased or unanticipated competitive market conditions; changes in financial markets, interest rates and foreign currency exchange rates that could adversely affect ProLogis’ cost of capital, its ability to meet its financing needs and obligations and its results of operations; the availability of private capital; geopolitical concerns and uncertainties and therefore, may differ materially from what is expressed or forecasted in this press release. For a discussion of factors that could affect ProLogis’ financial condition and results of operations, refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in ProLogis’ Annual Report on Form 10-K/A #1 for the year ended December 31, 2004.